SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

Massey Energy Company

(Name of Issuer)

Common Stock

(Title of Class of Securities)

576206106 (CUSIP Number)

January 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 576206106	Page 2 of 11 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

The PNC Financial Services Group, Inc. 25-1435979
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power
10,281,269
6) Shared Voting Power
-0-
7) Sole Dispositive Power
10,312,843
8) Shared Dispositive Power
1,334

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

10,334,604
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

13.43
12)	Type of Reporting Person (See Instructions)

HC

CUSIP No. 576206106	Page 3 of 11 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Bancorp, Inc. 51-0326854
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power
10,041,969
6) Shared Voting Power
-0-
7) Sole Dispositive Power
10,073,543
8) Shared Dispositive Power
1,334

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

10,095,304
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

13.13
12)	Type of Reporting Person (See Instructions)

HC

CUSIP No. 576206106	Page 4 of 11 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Bank, National Association 22-1146430
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power
23,011
6) Shared Voting Power
-0-
7) Sole Dispositive Power
1,250
8) Shared Dispositive Power
1,334

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

23,011
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

0.03
12)	Type of Reporting Person (See Instructions)

BK

CUSIP No. 576206106	Page 5 of 11 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

BlackRock Advisors, Inc. 23-2784752
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power
10,018,958
6) Shared Voting Power
-0-
7) Sole Dispositive Power
9,965,623
8) Shared Dispositive Power
-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

10,018,958
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

13.03
12)	Type of Reporting Person (See Instructions)

IA

CUSIP No. 576206106	Page 6 of 11 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

BlackRock Capital Management, Inc. 51-0395386
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power
319,850
6) Shared Voting Power
-0-
7) Sole Dispositive Power
319,850
8) Shared Dispositive Power
-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

319,850
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

0.42
12)	Type of Reporting Person (See Instructions)

IA

CUSIP No. 576206106	Page 7 of 11 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

BlackRock Financial Management, Inc. 13-3806691
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power
4,902,993
6) Shared Voting Power
-0-
7) Sole Dispositive Power
4,902,993
8) Shared Dispositive Power
-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

4,902,993
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

6.37
12)	Type of Reporting Person (See Instructions)

IA

CUSIP No. 576206106	Page 8 of 11 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

State Street Research & Management Company 13-3142135
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power
4,717,003
6) Shared Voting Power
-0-
7) Sole Dispositive Power
4,717,003
8) Shared Dispositive Power
-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

4,717,003
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

6.13
12)	Type of Reporting Person (See Instructions)

IA

CUSIP No. 576206106	Page 9 of 11 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Equity Securities, LLC 20-3157358
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power
239,300
6) Shared Voting Power
-0-
7) Sole Dispositive Power
239,300
8) Shared Dispositive Power
-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

239,300
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

0.31
12)	Type of Reporting Person (See Instructions)

HC

Page 10 of 11 Pages

ITEM 4 -	OWNERSHIP:

The following information is as of January 31, 2006:

	(a)	Amount Beneficially Owned: 10,334,604 shares*

	(b)	Percent of Class: 13.43

	(c)	Number of shares to which such person has:

		(i)	sole power to vote or to direct the vote 10,281,269

		(ii)	shared power to vote or to direct the vote -0-

		(iii)	sole power to dispose or to direct the disposition of 10,312,843

		(iv)	shared power to dispose or to direct the disposition of 1,334

* Of the total shares reported herein, 23,011 shares are held in accounts at PNC Bank, National Association in a fiduciary capacity.

ITEM 10 -	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 4, 2006		May 4, 2006
Date		Date

By:	/s/ Joan L. Gulley	By:	/s/ Maria C. Schaffer
Signature - The PNC Financial Services Group, Inc.		Signature - PNC Bancorp, Inc.
Joan L. Gulley, Vice President		Maria C. Schaffer, Executive Vice President
Name & Title		Name & Title

May 4, 2006		May 4, 2006
Date		Date

By:	/s/ Joan L. Gulley	By:	/s/ Robert S. Kapito
Signature - PNC Bank, National Association		Signature - BlackRock Advisors, Inc.
Joan L. Gulley, Executive Vice President		Robert S. Kapito, Vice Chairman
Name & Title		Name & Title

May 4, 2006		May 4, 2006
Date		Date

By:	/s/ Robert S. Kapito	By:	/s/ Robert S. Kapito
Signature - BlackRock Capital Management, Inc.		Signature - BlackRock Financial Management, Inc.
Robert S. Kapito, Vice Chairman		Robert S. Kapito, Vice Chairman
Name & Title		Name & Title

May 4, 2006		May 4, 2006
Date		Date

By:	/s/ Robert S. Kapito	By:	/s/ Krishna Varikooty
Signature - State Street Research & Management Company		Signature - PNC Equity Securities, LLC
Robert S. Kapito, Vice Chairman		Krishna Varikooty, Vice President
Name & Title		Name & Title

AN AGREEMENT TO FILE A JOINT STATEMENT

WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G